UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2007
Cruisestock, Inc.

Texas (State or Other Jurisdiction)	333-133253 (Commission File Number)	87-0700927 (IRS Employer Identification No.)
(Exact name of registrant as specified in its charter)
7703 North Lamar Blvd
Austin, TX 78734
(Address of principal executive offices) (zip code)
(512) 692-2100
(Registrant’s telephone number, including area code)
5313-B FM West #224, Houston, Texas
(Former name or former address, if changed since last report)
Copies to:
Julio C. Esquivel
Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, FL
Phone: (813) 229-7600
Fax: (813) 229-1660
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
SIGNATURES

Item 3.02 Unregistered Sales of Equity Securities
Preferred Stock Purchase Agreement
          On April 10, 2007, Cruisestock entered into additional Preferred Stock Purchase Agreements with a group of accredited investors (the “Additional Investors”), pursuant to which the Additional Investors purchased 127,000 shares of Cruisestock’s Series A convertible preferred stock (the “Preferred Stock”), 158,750 series A common stock purchase warrants (the “series A warrants”) and 158,750 series B common stock purchase warrants (the “series B warrants”) for an aggregate purchase price of $127,000 (the “Second Private Placement Closing”). The foregoing issuance and sale of Preferred Stock and series A warrants and series B warrants is the second closing of an offering of such securities, the first closing of which took place on February 21, 2007, as previously reported. In connection with both closings, Cruisestock has raised an aggregate of $1,641,990.
          The Preferred Stock has a fixed conversion price of $0.40 and the 127,000 shares of Preferred Stock issued in the Second Private Placement Closing are initially convertible into an aggregate of 317,500 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8%, which is payable quarterly, at the option of Cruisestock, either in cash or in shares of common stock at a 10% discount to Cruisestock’s stock price. The Preferred Stock is entitled to vote with the common stockholders on a common stock-equivalent basis.
          The series A warrants have an exercise price of $0.80 and a term of three (3) years. The series B warrants have an exercise price of $1.60 and a term of five (5) years. The conversion price of the Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price.
          In addition, the Additional Investors became parties to that certain Investor Rights Agreement pursuant to which Cruisestock agreed to file, within 60 days after the First Private Placement Closing, a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the warrants. The failure of Cruisestock to meet this schedule and other timetables provided in the Investor Rights Agreement would result in the imposition of liquidated damages.
          Cruisestock claims an exemption from the registration requirements of the Act for the private placement of the forgoing securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors are accredited investors and/or qualified institutional buyers, the investors had access to information about Cruisestock and their investment, the investors took the securities for investment and not resale, and Cruisestock took appropriate measures to restrict the transfer of the securities.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, Cruisestock has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cruisestock, Inc.
By:	/s/ Michael Nole
Michael Nole,
Chief Executive Officer

Dated: April 16, 2007